AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
MONTHLY PRICING SUPPLEMENT, DATED FEBRUARY 1, 2013,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Monthly Pricing Supplement
(unaudited)

On February 1, 2013, our net asset value (“NAV”) per institutional share is $9.806 and our NAV per retail share is $9.903.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of January 2, 2013:	$8,579,006.27

Net Assets as of February 1, 2013:
Real Estate Properties, at Fair Value	$28,230,093.47
Non-Real Estate Assets (1)
Cash and Cash Equivalents	698,377.07
Subscriptions Receivable	750,000.00
Prepaid Organizational and Other Costs	4,534,035.48
Total Net Assets	34,212,506.02
Liabilities
Financing	21,367,855.99
Deferred Revenue	123,375.77
Other Liabilities (1)	2,941,289.67
Total liabilities	24,432,521.43
Net Asset Value	$9,779,984.59

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
January 3, 2013	$ 9.806	$ 9.897
January 4, 2013	$ 9.806	$ 9.897
January 7, 2013	$ 9.806	$ 9.898
January 8, 2013	$ 9.806	$ 9.898
January 9, 2013	$ 9.806	$ 9.898
January 10, 2013	$ 9.806	$ 9.898
January 11, 2013	$ 9.806	$ 9.899
January 14, 2013	$ 9.806	$ 9.899
January 15, 2013	$ 9.806	$ 9.900
January 16, 2013	$ 9.806	$ 9.900
January 17, 2013	$ 9.806	$ 9.900
January 18, 2013	$ 9.806	$ 9.900
January 22, 2013	$ 9.806	$ 9.901
January 23, 2013	$ 9.806	$ 9.901
January 24, 2013	$ 9.806	$ 9.901
January 25, 2013	$ 9.806	$ 9.901
January 28, 2013	$ 9.806	$ 9.902
January 29, 2013	$ 9.806	$ 9.902
January 30, 2013	$ 9.806	$ 9.902
January 31, 2013	$ 9.806	$ 9.903
February 1, 2013	$ 9.806	$ 9.903